Exhibit 99.1

News For Immediate Release

Memorial Resource Development Corp. Announces Year-End 2014 Reserves,

Asset Swap, Operational Update and 2015 Financial and Operational Guidance

HOUSTON, Feb. 24, 2015 – Memorial Resource Development Corp. (Nasdaq: MRD) announced today its year-end 2014 reserves, asset swap with Memorial Production Partners LP (MEMP), operational update and 2015 financial and operational guidance. Highlights include:

Year-End 2014 Reserves:

•	Year-end 2014 proved reserves increased 45% to 1.6 Tcfe from year-end 2013

•	Proved reserve value on a PV-10(1) basis increased 106% to $3.0 billion compared to $1.5 billion at year-end 2013

•	Proved, probable and possible (“3P”)(2) reserves increased 34% to 4.9 Tcfe at year-end 2014 compared to 3.6 Tcfe at year-end 2013

Asset Swap:

•	MRD exchanged its East Texas and non-core Louisiana oil and gas properties for all of MEMP’s non-operating interests in the Terryville Field and cash consideration of approximately $78 million

•	Transaction highlights include:

•	Transitions MRD into a “pure-play” Terryville Field E&P company

•	High-grades capital program to higher returning Terryville assets

•	Increases average working interest for MRD’s 2015 drilling program in the Terryville Field to approximately 91%

•	Increases percentage of expected 2015 production hedged to approximately 78% on an equivalent basis (using the mid-point of MRD’s guidance range)

Operational Update:

•	MRD reported estimated fourth quarter 2014 average daily production of 282 MMcfe/d which represents a 21% sequential increase from the third quarter 2014

•	MRD increased estimated full year 2014 production 77% to 227 MMcfe/d compared to 128 MMcfe/d for full year 2013

•	MRD completed 11 gross horizontal wells in the Terryville Field during the fourth quarter 2014 including:

•	The two-well Colvin Estates pad achieved a combined thirty-day initial production (“IP”) rate of 51.0 MMcfe/d and represents MRD’s easternmost horizontal wells drilled to date

•	The one-well DL Sanford pad had a thirty-day IP rate of 29.3 MMcfe/d and represents MRD’s north-westernmost horizontal well drilled to date

•	The two-well Dowling pad reported a combined thirty-day IP rate of 55.3 MMcfe/d and represents MRD’s south-westernmost horizontal wells drilled to date

2015 Financial and Operational Guidance:

•	2015 daily production is projected to average between 325 to 365 MMcfe/d, an approximate 52% increase over 2014’s average daily production

•	MRD expects to operate 8 drilling rigs in 2015, all located in the Terryville Field

•	Fiscal year 2015 drilling and completion (“D&C”) capital budget is expected to total approximately $500 million (using the mid-point of MRD’s guidance range), with approximately 100% directed at the Terryville Field

•	MRD has hedged approximately 78% of its expected 2015 production (using the mid-point of MRD’s guidance range)

“2014 was a transformative year for MRD. Over the course of the year, we brought online 31 gross horizontal wells in our four primary, overpressured zones in the Terryville Field that achieved an average 30-day gross initial production rate of 20.2 MMcfe/d,” said John Weinzierl, Chief Executive Officer of MRD. “These results are a testament to the quality of our acreage which was significantly delineated in 2014 with over half of our drilling program located outside of MRD’s proved acreage. Importantly, through our well results we increased our total 3P PV-10 reserve value to $6.5 billion and will continue our planned capital spending program as we look ahead to 2015 while systematically developing our prolific resource base.”

Weinzierl added, “The divestiture of our East Texas and non-core Louisiana assets further concentrates MRD in the Terryville Field where we expect approximately 100% of our 2015 capital budget to be focused. Furthermore, we expect to operate a total of eight rigs in the Terryville Field which is not only supported by our robust hedge positions but also by current drilling economics in this world class resource base.”

Year-End 2014 Proved Reserves

Proved reserves increased 45% to 1.6 Tcfe as of December 31, 2014. The Terryville Field accounted for approximately 86% of MRD’s proved reserves as of December 31, 2014. At year-end 2014, MRD’s proved reserves consisted of 72% natural gas, 23% natural gas liquids (“NGLs”) and 5% oil.

Excluding 2014 production and sales, 539 Bcfe of the 611 Bcfe of proved reserves added during 2014 were attributed to the Terryville Field. Positive performance revisions of 239.6 Bcfe were primarily due to the continued success of MRD’s drilling program and expansion of the proved area in the Terryville Field.

Summary of Changes in Proved Reserves	(Bcfe)
Balance as of December 31, 2013	1,125.6
Extensions, discoveries and additions	336.0
Performance revisions	239.6
Price revisions	35.0
Sales	(21.3)
Estimated production	(82.8)

Balance as of December 31, 2014	1,632.1

Netherland Sewell & Associates, Inc. (“NSAI”), an independent reserve engineering firm, audited MRD’s year-end reserves estimates. The table set forth below provides additional information relating to MRD’s reserves for the periods indicated below:

	As of December 31,
	2013	2014
Proved developed reserves:

Oil (MBbls)	3,402	3,905
NGLs (MBbls)	13,904	19,924
Natural gas (MMcf)	263,797	392,181

Total (MMcfe)	367,641	535,151

Proved undeveloped reserves:

Oil (MBbls)	7,909	8,698
NGLs (MBbls)	28,672	42,665
Natural gas (MMcf)	538,457	788,748

Total (MMcfe)	757,936	1,096,928

Total proved reserves:

Oil (MBbls)	11,311	12,603
NGLs (MBbls)	42,576	62,589
Natural gas (MMcf)	802,254	1,180,929

Total (MMcfe)	1,125,577	1,632,079

SEC PV-10(1) ($M)	$1,468,952	$3,021,348

Using SEC prices, the present value discounted at 10% (“PV-10”)(1) of MRD’s proved reserves at December 31, 2014 was $3.0 billion (excluding MRD’s natural gas and oil hedges), which represents a 106% increase over year-end 2013. The SEC rules require that proved reserve calculations be based on the average of the closing prices for the first day of each month in 2014. For the year-end 2014 reserve evaluation, the benchmark prices were $4.35 per MMBtu for natural gas and $91.48 per barrel for crude oil.

MRD replaced 738% of estimated production in 2014 from all sources including performance and price revisions. Finding and development (“F&D”)(3) costs for proved reserve additions from all sources including costs incurred for drilling capital, acquisitions, leasehold additions and all price and performance revisions averaged $0.86 per Mcfe, based on preliminary unaudited capital expenditure amounts for 2014. The reserve life of MRD’s proved reserves, based on estimated 2014 production, is approximately 20 years.

Unless otherwise noted, the reserve figures referenced in this press release do not give effect to MRD’s recent exchange transaction with MEMP. Additional detail regarding MRD’s year-end 2014 reserve details can be found in the “Appendix” section of this press release.

(1)	PV-10 is a non-GAAP financial measure. See “Cautionary Statements and Additional Disclosures – PV-10 and 3P Reserves” in the Appendix section of this press release for more information.

(2)	See “Cautionary Statements and Additional Disclosures — PV-10 and 3P Reserves” in the Appendix section of this press release for more information regarding 3P reserves.
(3)	See “F&D Cost Calculation” in the Appendix section of this press release for more information regarding MRD’s calculation of its F&D costs.

Asset Swap

On February 23, 2015, MRD consummated a transaction with MEMP whereby MRD exchanged its East Texas and non-core Louisiana oil and gas properties for all of MEMP’s non-operating interests in the Terryville Field and cash consideration of approximately $78 million. MEMP’s non-operating interests in the Terryville Field include interests in 103 gross (5.1 net) wells. This includes 21 gross horizontal wells which are all operated by MRD. Total proved reserves are estimated to be approximately 20 Bcfe (62% proved developed / 70% natural gas), and estimated December 2014 net production was approximately 5 MMcfe/d.

MRD’s divested properties are primarily located in the Joaquin Field in Panola and Shelby Counties, Texas and also include non-core properties located in West Louisiana. The divested properties consist of 297 gross (165.3 net) wells. Estimated total proved reserves divested were 267 Bcfe (23% proved developed / 75% natural gas). The divested properties had estimated December 2014 net production of approximately 27 MMcfe/d. Terms of the transaction were approved by MRD’s Board of Directors and its Conflicts Committee, which was comprised entirely of independent directors. The transaction has an effective date of January 1, 2015. Cash proceeds from the sale were used to repay indebtedness outstanding under MRD’s revolving credit facility and for general corporate purposes. Subsequent to the asset swap, approximately 99% of MRD’s proved reserves are located in the Terryville Field.

Fourth Quarter and Full Year 2014 Operational Update

MRD reported estimated fourth quarter 2014 average daily production of 282 MMcfe/d, which represents a 21% sequential increase from the third quarter 2014. MRD increased estimated full year 2014 production 77% to 227 MMcfe/d compared to 128 MMcfe/d for full year 2013.

MRD continues to further delineate its acreage position in and around the Terryville Field. MRD recently completed the DL Sanford and Dowling pads, which are significant as they represent the westernmost wells drilled to date in MRD’s four primary, overpressured zones. In addition, during the fourth quarter 2014, MRD completed the two-well Colvin Estates pad, which represents the easternmost horizontal wells drilled to date. The following table provides additional details related to MRD’s horizontal wells added in the Terryville Field during the fourth quarter 2014:

Zone	Wells Completed	Avg. Well Lateral Length (Feet)	Avg. Well 30-Day IP Rate (MMcfe/d)	30-Day IP Rate Per Thousand Foot of Lateral

Upper Red (1)	9	6,004	22.0	3.7
Lower Red	2	6,810	17.9	2.6

(1)	Includes two laterals under 4,000 feet. Excluding these two wells, the average lateral length for the Upper Red wells during the quarter would have been approximately 6,698 feet

2015 Operational and Financial Guidance

During 2015, MRD expects to operate 8 drilling rigs in the Terryville Field, which represents an increase of one rig in the Terryville Field compared to its previous 2015 drilling plan. MRD added its seventh rig to the Terryville Field in late January 2015 and added its eighth Terryville Field rig in mid-February 2015. MRD estimates its fiscal year 2015 D&C capital budget to total approximately $500 million, which will almost entirely be focused in the Terryville Field and represents an 8% increase from its previously announced 2015 preliminary full-year D&C capital budget (using the mid-point of guidance). Furthermore, in 2015 MRD expects to spud 55 to 60 gross wells and complete 40 to 45 gross wells in the Terryville Field. During 2015, MRD expects its wells brought online in the Terryville Field to have an average working interest of approximately 91%. Additionally, due to the timing effects of pad drilling, MRD anticipates over 75% of these completions to occur during the second half of 2015. Details of MRD’s 2015 D&C capital budget and drilling plans are presented below:

	2015 FY Guidance
	Low		High

Terryville Field Wells Spud (Gross)	55	-	60

Terryville Field Wells Completed (Gross)	40	-	45

Terryville Field D&C Capital Expenditure ($MM)	$475	-	$525

MRD anticipates that 2015 average daily production will be between 325 MMcfe/d and 365 MMcfe/d, consisting of approximately 74% natural gas, 20% NGLs and 6% oil (using the mid-point of MRD’s guidance range). MRD’s 2015 operational guidance does not include any cost reductions related to potential decreases in future service costs, which could be additive to its full year projections. For the full year 2015, a summary of the guidance is presented below:

	2015 FY Guidance
	Low		High
Net Average Daily Production (MMcfe/d)	325	-	365
Natural Gas (MMcf/d)	240	-	270
NGLs (Bbls/d)	10,900	-	12,300
Oil (Bbls/d)	3,200	-	3,600

Average Costs (per Mcfe)
Lease Operating	($0.20)	-	($0.15)
Production and Ad Valorem Taxes (1)	($0.15)	-	($0.10)
Cash General and Administrative	($0.30)	-	($0.25)

Commodity Price Realizations (Unhedged) (2)
Gathering, Processing and Transportation and BTU Adjustment ($/Mcfe) (3)	($0.70)	-	($0.55)
Natural Gas Realized Price (% of NYMEX to Henry Hub) (4)	95%	-	100%
NGL Realized Price (% of WTI NYMEX)	30%	-	35%
Crude Oil Realized Price (% of WTI NYMEX)	95%	-	100%

Note: Guidance as of February 24, 2015

(1)	Amount varies based on abatement credits from newer horizontal wells
(2)	Based on strip pricing as of February 13, 2015
(3)	Gathering, processing and transportation costs are treated as a deduction from revenue on MRD’s income statement
(4)	Does not include gathering, processing and transportation costs

The operational and financial guidance provided in this press release includes the pro forma effects of MRD’s asset swap with MEMP, which has an effective date of January 1, 2015. Additionally, this guidance is subject to the cautionary statements and limitations described under “Cautionary Statements and Additional Disclosures – Forward-Looking Statements” in the Appendix of this press release. MRD’s guidance is based on, among other things, its current expectations regarding capital expenditure levels and the assumption that market demand and prices for oil, natural gas and NGLs will continue at a level that allow for economic production of these products.

Hedging Update

MRD utilizes its hedging program to mitigate financial risks and commodity price volatility. As of February 13, 2015, MRD has hedged approximately 78% of its expected 2015 production on an equivalent basis (using the mid-point of MRD’s guidance range). More specifically, MRD has hedged approximately 88% of expected natural gas volumes, approximately 72% of expected oil volumes, and approximately 43% of expected NGL volumes for 2015 (using the mid-point of MRD’s guidance range). MRD’s weighted average hedge price in 2015 is $3.97 per MMBtu of natural gas, $89.38 per Bbl of oil and $41.61 per Bbl of NGLs. As of December 31, 2014, the mark-to-market value of MRD’s hedge book was approximately $255 million.

MRD expects its substantial hedge positions in 2015 to largely mitigate its exposure to commodity prices. Including MRD’s hedges and based on commodity prices as of February 13, 2015, a $0.25 per MMBtu change in NYMEX Henry Hub results in an estimated change to 2015 EBITDAX of approximately $2 million. Similarly, a $5.00 per Bbl change to NYMEX WTI and resulting change in NGL prices, assuming NGLs maintain the same percentage realization to NYMEX WTI, results in an estimated change to 2015 EBITDAX of approximately $7 million.

The following table reflects MRD’s hedged volumes and corresponding weighted-average price, as of February 13, 2015.

	Year Ending December 31,
	2015	2016	2017	2018

Natural Gas Derivative Contracts:
Total natural gas volumes hedged (MMBtu)	81,960,000	93,240,000	75,240,000	89,400,000
Total weighted-average price(1)	$3.97	$3.95	$4.02	$3.94
Percent of expected production hedged(2)	88%

Crude Oil Derivative Contracts:
Total crude oil volumes hedged (Bbl)	894,000	426,000	336,000	379,500
Total weighted-average price(1)	$89.38	$88.64	$84.70	$84.50
Percent of expected production hedged(2)	72%

Natural Gas Liquids Derivative Contracts:
Total natural gas liquids volumes hedged (Bbl)	1,812,000	2,227,895	—	—
Total weighted-average price	$41.61	$34.06	—	—
Percent of expected production hedged(2)	43%

Total Derivative Contracts:
Total Hedged Production (MMBtue)	98,196,000	109,163,371	77,256,000	91,677,000
Total weighted-average price(1)	$4.90	$4.41	$4.28	$4.19
Percent of expected production hedged(2)	78%

(1)	Utilizing the mid-point for collars
(2)	Using the mid-point of MRD’s 2015 guidance ranges

For more detailed information about MRD’s hedging program as of February 13, 2015, please see the “Commodity Hedging Overview” presentation on MRD’s website, www.memorialrd.com, under the Investor Relations section.

Fourth Quarter and Full Year 2014 Earnings Conference Call

As previously announced, MRD will report its fourth quarter and full year 2014 financial and operating results before the market opens for trading on March 11, 2015. Following the announcement, management will host a fourth quarter and full year 2014 earnings conference call at 2 p.m. Central (3 p.m. Eastern). Interested parties are invited to participate on the call by dialing (844) 735-9435, or (804) 681-3660 for international calls, (Conference ID: 82674583) at least 15 minutes prior to the start of the call or via the internet at www.memorialrd.com. A replay of the call will be available on MRD’s website or by phone at (855) 859-2056 (Conference ID: 82674583) for a seven-day period following the call.

About Memorial Resource Development Corp.

Memorial Resource Development Corp. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in North Louisiana. For more information, please visit our website at www.memorialrd.com.

Appendix

NSAI, an independent reserve engineering firm, audited MRD’s year-end reserves estimates. The tables set forth below provide additional information relating to MRD’s reserves. See “Cautionary Statements and Additional Disclosures — PV-10 and 3P Reserves” for more information regarding PV-10 and 3P reserves.

MRD Segment – 3P Reserve Detail (as of December 31, 2014):

	Oil (MBbl)	Natural Gas (MMcf)	NGLs (MBbl)	Total (MMcfe)	% Gas (%)	SEC PV-10 ($M)
PDP	3,290	358,795	18,211	487,800	74%	$1,186,884
PDNP	615	33,386	1,713	47,351	71%	102,958
PUD	8,698	788,748	42,665	1,096,928	72%	1,731,506

Total Proved	12,603	1,180,929	62,589	1,632,079	72%	$3,021,348

Probable	8,448	610,363	40,570	904,470	67%	1,137,039

2P Reserves	21,051	1,791,291	103,159	2,536,548	71%	$4,158,388

Possible	35,765	1,595,662	90,668	2,354,260	68%	2,341,832

3P Reserves	56,816	3,386,953	193,826	4,890,809	69%	$6,500,219

MRD Segment – Total Proved Reserve Detail by Region (as of December 31, 2014):

	Terryville	East Texas	Rockies	Total
Oil (MBbls)	11,878	688	36	12,603
NGLs (MBbls)	53,022	9,555	11	62,589
Natural gas (MMcf)	1,007,415	167,589	5,925	1,180,929

Total Proved Reserves (MMcfe)	1,396,820	229,049	6,209	1,632,079

F&D Cost Calculation:

F&D costs are calculated as proved and unproved property acquisition costs, exploration costs and development costs, including D&C, capital workover, recompletion, facility, leasehold and other expenditures, divided by reserve additions from extensions, discoveries, performance and price revisions and acquisitions.

Costs incurred ($’s in millions):
D&C and other expenditures(1)	$420
Exploration expenditures	10
Acquisitions	98

Total costs incurred	$528

Reserve additions (Bcfe):
Extensions, discoveries and additions	260
Performance revisions	240
Price revisions	35
Acquisitions	76

Total additions	611

Total F&D costs ($ / Mcfe)	$0.86

(1)	Includes D&C, capital workover, recompletion, facility, leasehold and other expenditures

Cautionary Statements and Additional Disclosures

Except as otherwise indicated, the description of MRD’s business, properties, strategies and other information in this press release relates solely to the MRD Segment, which excludes the business, properties, strategies and other information regarding Memorial Production Partners LP.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “will,” “could,” “plans,” “seeks,” “believes,” “continue,” “estimates,” “potential,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond MRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that MRD expects or anticipates will or may occur in the future, including those related to MRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of MRD’s business and operations, plans, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although MRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

MRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond MRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in MRD’s filings with the Securities and Exchange Commission (“SEC”), including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by MRD will be realized, or even if realized, that they will have the expected consequences to or effects on MRD, its business or operations. MRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

PV-10 and 3P Reserves

PV-10 is a non-GAAP financial measure and represents the period-end present value of estimated future cash inflows from MRD’s natural gas and crude oil reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows and using SEC pricing assumptions in effect at the end of the period. SEC pricing for natural gas and oil of $3.67 per MMBtu and $93.42 per Bbl and $4.35 per MMBtu and $91.48 per Bbl was based on the unweighted average of the first-day-of-the-month prices for each of the twelve months preceding December 2013 and December 2014, respectively. PV-10 differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes. Moreover, GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves. Because PV-10 estimates of probable and possible reserves are more uncertain than PV-10 and standardized estimates of proved reserves, but have not been adjusted for risk due to that uncertainty, they may not be comparable with each other. Nonetheless, MRD believes that PV-10 estimates for reserve categories other than proved present useful information for investors about the future net cash flows of its reserves in the absence of a comparable GAAP measure such as standardized measure. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from reserves on a more comparable basis. For 2013, MRD’s PV-10 estimates of proved reserves and its standardized measure were equivalent because, prior to its initial public offering, MRD was not subject to entity level taxation. MRD expects to include a full reconciliation of PV-10 as of December 31, 2014 to standardized measure in its Form 10-K for the year ended December 31, 2014. Neither PV-10 nor standardized measure represents an estimate of fair market value of MRD’s natural gas and oil properties. MRD and others in the industry use PV-10 as a measure to compare the relative size and value of estimated reserves held by companies without regard to the specific tax characteristics of such entities.

MRD has provided summations of its proved, probable and possible reserves and summations of its PV-10 for its proved, probable and possible reserves in this press release. The SEC strictly prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category. Investors should be cautioned that estimates of PV-10 of probable reserves, as well as the underlying volumetric estimates, are inherently more uncertain of being recovered and realized than comparable measures for proved reserves, and that the uncertainty for possible reserves is even more significant. Further, because estimates of probable and possible reserve volumes and PV-10 have not been adjusted for risk due to this uncertainty of recovery, their summation may be of limited use. Investors are cautioned to review any such summations together with the breakdown of MRD’s reserves by category as set forth in this press release.

Contact:

Memorial Resource Development Corp.

Hays Mabry – Manager, Investor Relations

(713) 588-8339

ir@memorialrd.com